UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 23, 2021

PEBBLEBROOK HOTEL TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 507-1300

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.01 par value per share	PEB	New York Stock Exchange
Series E Cumulative Redeemable Preferred Shares, $0.01 par value	PEB-PE	New York Stock Exchange
Series F Cumulative Redeemable Preferred Shares, $0.01 par value	PEB-PF	New York Stock Exchange
Series G Cumulative Redeemable Preferred Shares, $0.01 par value	PEB-PG	New York Stock Exchange
Series H Cumulative Redeemable Preferred Shares, $0.01 par value	PEB-PH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
As previously disclosed, Pebblebrook Hotel Trust (the “Company”) completed its acquisition of the 369-room Margaritaville Hollywood Beach Resort (the “Resort”) located in Hollywood, Florida for a purchase price of $270 million from an unaffiliated third party on September 23, 2021. The Company funded the acquisition with approximately $108.5 million of cash on hand and the assumption of a $161.5 million secured loan (the “Loan”) previously borrowed by MVHF, LLC, a Delaware limited liability company (“Borrower”), one of the entities the Company acquired to effect the acquisition.
The Loan is governed by the Loan Agreement, dated as of May 8, 2019, among JPMorgan Chase Bank, National Association (“JPM”), Deutsche Bank AG, New York Branch and MVHF, LLC (“Borrower”) (the “Loan Agreement”), as amended on May 28, 2019 to reallocate the principal amount of the Loan among its eight components and to modify the interest rate spreads of each component, and as amended on September 23, 2021 primarily to cause the Company’s operating partnership, Pebblebrook Hotel, L.P. (the “Operating Partnership”), to become the guarantor and to account for the Company’s structure as a real estate investment trust for federal income tax purposes.
The Loan requires monthly interest-only payments based on a floating interest rate of one-month LIBOR plus a weighted-average spread of 2.37%. As of September 23, 2021, the effective interest rate of the Loan was 2.46%. The Loan matures on May 9, 2022 and may be extended, at the election of Borrower, by up to two one-year periods, subject to the satisfaction of customary conditions. If the Loan is extended for the second of those years, the interest rate spread will increase by 20 basis points for that second year. The Loan is secured by a first-lien mortgage on the ground lease for the Resort property between Borrower and the City of Hollywood, a Florida municipal corporation. The ground lease expires in July of 2112.
The Loan is non-recourse to the Company and the Operating Partnership except for certain customary carve-outs to the general non-recourse liability, which carve-outs are guaranteed by the Operating Partnership. The Loan Agreement contains customary cash management and lock-box provisions and the Loan is evidenced by documentation generally consistent with loans of this type. The Loan Agreement also contains customary provisions regarding events of default, the occurrence of any of which, after any applicable cure period, would permit the lender, among other things, to accelerate payment of all amounts outstanding under the Loan and to exercise its remedies with respect to Borrower’s property, which includes the Resort, including foreclosure and sale.
This description of the Loan and the Loan Agreement is not complete and is qualified in its entirety by reference to the copy of the Loan Agreement filed as Exhibit 10.1 to this report and hereby incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Loan set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference under this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated as of May 8, 2019, among JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, and MVHF, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

September 29, 2021	By:	/s/ Raymond D. Martz
		Name:	Raymond D. Martz
		Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary